Exhibit 99.1

Hi-Tech Pharmacal Acquires Midlothian Laboratories
AMITYVILLE, N.Y., Dec 31, 2007 (BUSINESS WIRE) -- Hi-Tech Pharmacal Co., Inc. (NASDAQ:HITK) announced today the signing of a definitive agreement under which Hi-Tech acquired the assets of Midlothian Laboratories, LLC for $5.0 million in an all-cash transaction. Additionally, Hi-Tech will pay approximately $0.9 million for inventory and potentially up to $1.0 million in performance incentives tied to future Midlothian product sales, and the approval of an ANDA. Under the terms of the acquisition Hi-Tech receives rights to Midlothian's current product line, consisting of prescription nutritional supplements including pre-natal vitamins and several cough and cold formulations, and future ANDA and non-ANDA products that are in development. Midlothian had sales of approximately $5.6 million and pre-tax income of approximately $0.8 million for calendar 2006.

"This acquisition expands Hi-Tech's product line, broadens our dosage form offerings, brings us into new therapeutic categories, adds to the Company's growing pipeline of products and brings experienced management," said David Seltzer, President and CEO of Hi-Tech Pharmacal. "We believe that the acquisition will be accretive to earnings and cash flow positive in the first year."

Hi-Tech will hold a conference call to discuss the transaction at 11 a.m. Eastern Time Wednesday January 2, 2008.

To access the conference call, dial toll free 800-706-7748, or 617-614-3473 for international callers, five minutes before the conference. The passcode of the conference call is 90134379.

A replay of the conference call will be available after 1:00 p.m. on January 2, 2008, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 75452506.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Hi-Tech Pharmacal Co., Inc.

Hi-Tech Pharmacal Co., Inc.
William Peters, CFO, 631-789-8228